UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2022

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32404	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1960 S. 4250 West, Salt Lake City, UT 84104

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 560-3983
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001	PTE	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 9, 2022, the Board of Directors (the “Board”) of PolarityTE, Inc. (the “Company”), approved an amendment to the Company’s 2020 Stock Option and Incentive Plan, as amended (the “2020 Plan”) to increase the number of shares available for awards by adding 1,450,000 shares to the 2020 Plan. The increase in shares is subject to stockholder approval at the next annual or special meeting of stockholders. Generally, awards may be granted under the 2020 Plan to directors, consultants, and employees, including the Company’s principal executive officer, principal financial officer, or named executive officers.

As a result of the reverse stock split effectuated in May 2022, the total number of shares authorized for awards under the 2020 Plan decreased to 419,548 shares. Of this number, at September 9, 2022, 157,882 shares have been issued under previously granted awards, 79,648 shares are subject to granted awards that have not vested, and 171,855 shares are available for granting additional awards. Stock-based incentive awards can play an important role in the Company’s success by encouraging and enabling its employees, officers, non-employee directors, and consultants upon whose judgment, initiative, and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company, which provides such persons with a direct stake in the Company to more closely identify the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. In addition, the Company is focused on conserving cash for operations, and to that end the Company’s preference is to use equity awards rather than cash to pay compensation to directors, consultants, and employees. This is possible, however, only if the Company has a sufficient number of shares available for awards to implement an effective equity compensation program.

Specifically, the Board approved an amendment to Section 3(a) of the 2020 Plan to increase the “Initial Limit” to 1,650,000 shares so that it reads as follows:

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 1,650,000 (the “Initial Limit”), subject to adjustment as provided in Section 3(b), plus on January 1, 2021 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by the lesser of (i) four (4) percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the Administrator (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2021 and on each January 1 thereafter by the lesser of the Annual Increase for such year or such lesser number of shares as determined by the Administrator, subject in all cases to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

The foregoing amendment is subject to stockholder approval, so none of the newly authorized shares may be issued under stock awards until stockholder approval of the amendment is obtained. Prior to stockholder approval the Company may issue stock options using the newly authorized shares so long as the stock options cannot be exercised unless and until stockholder approval of the amendment to the 2020 Plan. No restricted shares or restricted stock units may be granted until the amendment to the 2020 Plan is approved by stockholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: September 14, 2022	/s/ Jacob Patterson
Jacob Patterson
Chief Financial Officer

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